Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AVROBIO, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

AVROBIO, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. Article I of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as currently in effect, is hereby amended and restated in its entirety to read as follows:

“The name of the Corporation is Tectonic Therapeutic, Inc.”

2. The foregoing amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law by the board of directors of the Corporation.

3. The foregoing amendment shall become effective at 4:03 p.m. eastern on June 20, 2024.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by an authorized officer of the Corporation on June 20, 2024.

AVROBIO, INC.

By:	/s/ Erik Ostrowski
Erik Ostrowski
President, Interim Chief Executive Officer, Chief Financial Officer and Treasurer